Exhibit 11.1

Statement of Computation of Per Share Earnings


                                          For three months ended March 31,

                                                 2004         2003
                                              ----------   ----------
BASIC:

Average shares outstanding                    77,940,662   53,436,165

Net income(loss) applicable
   to Common Shares                                9,430       62,223
                                              ----------   ----------
Per share amount                                   0.000        0.001
                                              ==========   ==========
FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                               77,940,662   53,436,165

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                 5,728,755    2,421,656

Floating convertible debenture                 2,089,189    1,500,000
                                              ----------   ----------

Shares outstanding                            85,758,606   57,357,821
                                              ==========   ==========
Net income(loss)                                   9,430       62,224

Interest on Floating Convertible Debenture,
  net of taxes                                    81,233       49,853

Net income (loss) for fully diluted                 --           --
   calculation                                    90,661      112,077
                                              ==========   ==========

Per share amount                                   0.001        0.002
                                              ==========   ==========





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                                            For nine months ended March 31,

                                                  2004           2003
                                              -----------    -----------
BASIC:
Average shares outstanding                     74,066,341     52,121,619

Net income(loss) applicable
  to Common Shares                               (179,935)    (1,778,300)
                                              -----------    -----------
Per share amount                                   (0.002)        (0.034)
                                              ===========    ===========
FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                74,066,341     52,121,619

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                  2,456,222      1,768,708

Floating convertible debenture                    827,946      1,500,000
                                              -----------    -----------
Shares outstanding                             77,350,509     55,390,327
                                              ===========    ===========

Net income(loss)                                 (179,935)    (1,778,300)

Interest on Floating Convertible Debenture,
  net of taxes                                    187,650        151,007

Net income (loss) for fully diluted                  --             --
   calculation                                      7,716     (1,627,293)
                                              ===========    ===========
Per share amount                                    0.000         (0.030)
                                              ===========    ===========








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